June 17, 2005




Francisco Jose Azevedo Padinha
Chief Executive Officer
Tele Centro Oeste Celular Participacoes S.A.
SCS, Quadra 2
Bloco C, 226, 7o andar
70302-916 Brasilia, DF, Brazil

	Re:	Tele Centro Oeste Celular Participacoes S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed April 15, 2005
		File No. 1-14489

Dear Mr. Padinha:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director